                                  HYSEQ, INC.
                               LOCK-UP AGREEMENT

                                                                   June 11, 1997

Lehman Brothers, Inc.
Morgan Stanley & Co. Incorporated
Fahnestock & Co. Inc.

     c/o Wilson Sonsini Goodrich & Rosati
     650 Page Mill Road
     Palo Alto, CA 94304-1050
     Attention:  Amy E. Rees

Ladies and Gentlemen:

     The undersigned understands that you, as representatives (the "Representatives") of the several underwriters (the "Underwriters"), propose to enter into an Underwriting Agreement with Hyseq, Inc. (the "Company") providing for the public offering (the "Public Offering") by the several Underwriters, including yourselves, of common stock of the Company (the "Common Stock").

     In consideration of the Underwriters' agreement to purchase and make the Public Offering of the Company's Common Stock, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees, during the period ending one hundred eighty (180) days after the date of the final Prospectus for the Public Offering (the "Lock-up Period"), not to (1) offer, pledge, sell, contract to sell, engage in any short sale, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, whether any such transaction described in clause
(1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, otherwise than (i) as a bona fide gift or gifts, (ii) by will or intestacy to the undersigned's immediate family or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family, (iii) as a distribution to limited partners or shareholders of the undersigned, (iv) as a purchase of shares by the undersigned on the open market or the sale of such shares, or (v) with the prior written consent of Lehman Brothers, Inc. In addition, the undersigned agrees that, without the prior written consent of Lehman Brothers, Inc. on behalf of the Underwriters, it will not, during the Lock-up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

     The undersigned confirms that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned's legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of securities of the Company held by the undersigned except in compliance with the terms and conditions of this Agreement.

      This Agreement shall terminate and be of no further effect if the Registration Statement for the Public Offering is not declared effective by the Securities and Exchange Commission by October 31, 1997.

                                     Very truly yours,

                                     /s/ Peter Barrett
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                                     (Signature)

                                     Peter Barrett
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                                     (Print Name if an Entity)

                                     Vice President
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                                     (Print Title if an Entity)